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                            EASTMAN CHEMICAL COMPANY

                            EASTMAN PERFORMANCE PLAN
                 (AMENDED AND RESTATED EFFECTIVE MARCH 4, 1998)


ARTICLE 1.  INTRODUCTION

The Eastman Performance Plan, as set forth in this document, has been approved by the Board of Directors of Eastman Chemical Company (the "Company") as a variable compensation program which provides eligible employees with tangible recognition for their contributions to the success of the Company. The Eastman Performance Plan is also intended to secure the full deductibility of Plan Payouts to Covered Employees, and all cash compensation payable hereunder to such persons is intended to qualify as "performance based compensation", as described in Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Company's Board of Directors is responsible for approving the declaration of Plan Payouts under this Plan each year, except for Plan payouts to Covered Employees, which shall be approved by the Compensation Committee. No declaration of Plan Payout by the Board or the Compensation Committee for any given year shall commit the Board or the Compensation Committee to any given level of Plan Payout in future years.


ARTICLE 2.  DEFINITIONS

2.01     Board.  The Board of Directors of the Company.

2.02 Buffer Employees. Buffer Employee shall refer to those individuals hired by the Company on a trial basis for a maximum of twelve (12) months, to work on either a full-time or part-time schedule.

2.03 Capital. Capital shall designate the funds invested in the Company through either debt or equity, including funds loaned to the Company from financial institutions or through the issuance of bonds, debentures or other private debt instruments, plus the shareholders' cumulative investment in the Company through the ownership of all outstanding shares of all classes of stock.

2.04     Code.  The Internal Revenue Code of 1986, as amended.

2.05 College Cooperative Student. College Cooperative Student shall refer to an employee who is a college student pursuing studies of interest to the Company and who generally works a full-time schedule on an alternate work/school block basis.

2.06 Company. Eastman Chemical Company or its corporate successors. Notwithstanding the foregoing, whenever reference is made in this Plan to "the Company" in the context of financial performance, e.g., "the Company's capital debt", the "Company" shall mean Eastman Chemical Company and all of its affiliates that are included on its consolidated financial statements.

2.07 Compensation. For purposes of this Eastman Performance Plan, Compensation shall have that meaning ascribed thereto under Section 2.11 of the ESOP.

2.08 Compensation Committee. The Compensation and Management Development Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan as provided herein. The Committee shall consist of not less than two members, each of whom shall be an "outside director" as that term is used in Code Section 162(m) and the regulations promulgated thereunder.

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2.09     Cost of Capital. The Cost of Capital reflects the cost of debt and the cost of equity, expressed as a percentage reflecting the percentage of interest charged on debt and the percentage of expected return on equity.

2.10     Covered Employee.  An individual defined in Code Section 162(m) (3).

2.11 Earnings from Continuing Operations. Earnings from Continuing Operations shall be defined as the total sales of the Company minus the costs of all operations of any nature used to produce such sales, including taxes, plus after-tax interest associated with the Company's capital debt.

2.12 Eastman ESOP Excess Plan. The Eastman ESOP Excess Plan, a non-qualified deferred compensation plan, including any amendments which may from time to time be adopted thereto.

2.13 Eastman Investment Plan or EIP. The Eastman Investment Plan, a qualified savings plan under Sections 401(a) and 401(k) of the Code, including any amendments which may from time to time be adopted thereto.

2.14 Eastman Stock Ownership Plan or ESOP. The Eastman Stock Ownership Plan, a qualified employee stock ownership plan under Sections 401(a) and 4975 of the Code, including any amendments which may from time to time be adopted thereto.

2.15 Eligible Employee. Eligible Employees shall be all those individuals who meet the eligibility criteria set forth under Article 3; provided however, that nonresident aliens working outside of the United States shall not be defined as Eligible Employees for the purposes of this Plan.

2.16 General Payout Table. The General Payout Table shall be that Table set forth under Section 4.04 providing for the correlation between the Performance Indicator and the Payout Basis.

2.17 Limited Service Employee. Limited Service Employee shall refer to any individual hired by the Company for the specific purpose of meeting needs of Nine Hundred (900) hours or less in any consecutive twelve (12) month period and who is designated as a Limited Service Employee when hired.

2.18 Participating Affiliates. Participating Affiliates shall signify all those companies or organizations which from time to time accept the provisions of the Plan as applying to the employees of such company or organization.

2.19 Participating Earnings. Participating Earnings for a given Performance Year shall be an Eligible Employee's Participating Earnings set forth in Appendix A for such Performance Year.

2.20 Payout Basis. The Payout Basis shall signify the applicable percentage set forth in accordance with the General Payout Table contained in Section 4.04.

2.21 Performance Indicator. The Performance Indicator shall mean the Return on Capital minus the Cost of Capital. Such calculation shall be expressed as a percentage, which shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%).

2.22 Performance Year. The Performance Year shall be the calendar year, running from January 1 through December 31, with respect to which the financial performance of the Company shall be determined.

2.23     Plan.  The Eastman Performance Plan.

2.24 Plan Payout. The Plan Payout shall consist of those monies to which the Eligible Employee shall be entitled in accordance with the provisions of this Plan.

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2.25     Regular Full-Time Employee. Regular Full-Time Employee shall refer to those individuals who are defined as such on the payrolls of the Company or a Participating Affiliate and who work a regular schedule of:

         (a) 40 or more hours per week (or shorter time periods where required by law, by Company needs, or by the employee's health); or

         (b) Alternative work schedules such as alternating 36 and 48 hour workweeks comprised of 12-hour days.

2.26 Regular Part-Time Employee. Regular Part-Time Employee shall refer to those individuals who are defined as such on the payroll of the Company or a Participating Affiliate, who work a regular schedule of less than 40 hours per week, and who are not defined as Regular Full-Time Employees under Section 2.25.

2.27 Return on Capital. The Return on Capital shall mean the return produced by funds invested in the Company and shall be defined as Earnings from Continuing Operations, as defined in Section 2.11, divided by the Average Capital Employed. Average Capital Employed shall be derived by adding the Company's capital debt plus equity at the close of the last day of the year preceding the Performance Year, to the Company's capital debt plus equity at the close of the last day of the present Performance Year, with the resulting sum being divided by two. Capital debt is defined as the sum of Borrowing by the Company Due Within One Year and Long-Term Borrowing, as designated on the Company's balance sheet. The resulting ratio shall be multiplied by One Hundred
(100) in order to convert such to a percentage. Such percentage shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%).

2.28 Special Program Employee. Special Program Employee shall refer to a high school study-work student, a drafting trainee employed to work one quarter or semester, a clerical assistant trainee hired to work for one quarter or semester, a summer technical employee, a visiting scientist, or a normal temporary employee hired for a limited period.

2.29 Termination Allowance Plan or TAP. Termination Allowance Plan or TAP shall mean the Termination Allowance Plan adopted by the Company effective January 1, 1994, and as amended thereafter from time to time.

ARTICLE 3.  ELIGIBILITY

3.01     BASIC ELIGIBILITY

All Regular Full-Time Employees and Regular Part-Time Employees of Eastman Chemical Company and any other Participating Affiliates as may from time to time participate under this Plan, are eligible to receive a Plan Payout as described herein if they:

         (a)      Meet all of the following requirements;

                  (i) Are employed by Eastman Chemical Company or one of the Participating Affiliates on December 31 of the Performance Year; and

                  (ii) Receive Participating Earnings with respect to the Performance Year; and

                  (iii) Are living at 11:59 p.m. on the last scheduled workday for such Employee during the Performance Year (e.g., if an Employee regularly works a Monday to Friday shift, his last scheduled workday for the 1996 Performance Year would be Tuesday, December 31,
                           1996);

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         or

         (b)      Meet the requirements of Section 3.02.

3.02     SPECIAL ELIGIBILITY

Regular Full-Time Employees and Regular Part-Time Employees who are not actively employed with the Company or a Participating Affiliate as of December 31 of the Performance Year are eligible to participate under the provisions of this Plan provided that they meet one of the following criteria:

         (a) Such employee has retired in accordance with the Eastman Retirement Assistance Plan on or after February 1 of the Performance Year; or

         (b) Such employee has exhausted Short-Term Disability benefits during the Performance Year and:

                  (i) Is approved for benefits under the Eastman Long-Term Disability Plan; or

                  (ii) Is not approved for benefits under the Eastman Long-Term Disability Plan and is terminated by the Company due to lack of prescribed work; or

         (c) Such employee's employment with the Company was terminated during the Performance Year and as a result of such termination the employee becomes entitled to a Termination Allowance Benefit under the Company's Termination Allowance Plan; or

         (d) All of the following conditions are met: (i) an employee's employment with the Company is terminated during the Performance Year under a layoff as defined in Section 4.01 of TAP, a special separation as defined in Section 4.02 of TAP, or a divestiture as defined in Section 4.03 of TAP; (ii) such employee does not become entitled to a Termination Allowance Benefit under TAP; and (iii) management of the Company nevertheless resolves in writing that such employee shall be entitled to participate in the Performance Plan for such Performance Year upon meeting such conditions as management shall determine in its sole discretion. For this purpose, "management of the Company" shall mean any of the following: the Board of Directors of the Company, a committee of the Board; a committee of the Company responsible for benefits plans oversight; or an officer of the Company; or

         (e) Such employee is (i) paid on a United States-based salary structure, and (ii) is temporarily employed with a non-participating affiliate of the Company and serving outside the borders of the United States at the direction or request of the Company or any Participating Affiliate; or

         (f) Such employee's employment with the Company was terminated during the Performance Year in order to accompany or follow their Eastman employee spouse who is transferred to a company unit or subsidiary or affiliated company in a different geographic area which is not a Participating Affiliate.

If an employee meets the requirements of this Section 3.02 for a given Performance Year but is not eligible for an allocation under the ESOP for such Performance Year (as determined under the ESOP), then such employee shall receive the entire amount of his individual Plan Payout, as calculated under
Section 4.06(a), in cash, and no contribution shall be made to the ESOP or Eastman ESOP Excess Plan for the benefit of such individual.


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3.03     TRANSFER INTO PLAN

Employees who transfer to the Company during the course of any Performance Year from a subsidiary or affiliated company which is not a Participating Affiliate in the Plan will be eligible for the Plan Payout payable for the Performance Year if they satisfy the eligibility requirements of Section 3.01 or 3.02 above. Earnings and allowances received from such subsidiary or affiliated company are not included in Compensation or Participating Earnings.

3.04     TRANSFER FROM PLAN

Employees who are transferred during any Performance Year from the Company to employment with a subsidiary or affiliated company which is not a Participating Affiliate will qualify for the Plan Payout payable for that Performance Year. However, earnings and allowances received from such subsidiary or affiliated company are not included in Compensation or Participating Earnings.

3.05     EXCLUSIONS

Limited Service Employees, Special Program Employees, College Cooperative Employees, Buffer Employees and all other employees of the Company and Participating Affiliates not defined as Regular Full-Time Employees or Regular Part-Time Employees are not eligible to receive a Plan Payout as authorized herein unless reclassified before December 31 of the Performance Year into a class of employees eligible to receive a Plan Payout in accordance with Sections
3.01 and 3.02. For such reclassified employees, except those employees who were classified as Limited Service Employees prior to such reclassification, earnings before reclassification are included in Compensation or Participating Earnings.

3.06     PARTICIPATION OF RECENTLY HIRED EMPLOYEES

Notwithstanding any language to the contrary contained herein, during the Performance Year in which an Eligible Employee is first hired by the Company or by a Participating Affiliate, and the next Performance Year, Eligible Employees shall receive allocations of the Plan Payout, as follows. For the Performance Year of the Eligible Employee's date of hire, the Eligible Employee shall receive an allocation equal to Twenty-Five Percent (25%) of the Eligible Employee's total Plan Payout as calculated under Section 4.06(a). For the first full Performance Year after the Eligible Employee's date of hire, the Eligible Employee shall receive an allocation equal to Fifty Percent (50%) of that Eligible Participant's total Plan Payout as calculated under Section 4.06(a). Such allocation made shall be paid entirely in cash pursuant to the provisions of Section 5.01(b). During the Performance Year in which the Eligible Employee is first hired and the next succeeding Performance Year, the Eligible Employee shall not be eligible to receive an ESOP Payout. However, this Section 3.06 shall not apply to an Eligible Employee for a given Performance Year if such Employee is entitled to an ESOP allocation (under the terms of the ESOP) for such Performance Year.

3.07     TERMINATION OF EMPLOYMENT SUBSEQUENT TO PERFORMANCE YEAR

Any Eligible Employee who has met the requirements for participation contained in this Article 3 for the Performance Year and with whom the employment relationship with the Company or any Participating Affiliate is subsequently terminated for any reason prior to the distribution of the Plan Payout for that Performance Year shall be entitled to the Plan Payout for that Performance Year. Payment of such Plan Payout shall be made in accordance with the provisions set forth under Section 5.01.






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3.08     ELIGIBILITY IN CASE OF DEATH

Notwithstanding any language contained herein, if an employee dies before qualifying for the Plan Payout for the Performance Year, the Company may, in its sole discretion, elect to pay all, part, or none of the Plan Payout to the estate of the employee or to a designated beneficiary thereof. However, if an Eligible Employee dies after qualifying for but before receiving a given Plan Payout, such Plan Payout will be paid to the decedent's estate as a legal right.

ARTICLE 4.  DETERMINATION OF PLAN PAYOUT

4.01     IN GENERAL

The Plan Payout, if any, is intended to reflect the financial performance of the Company over the course of the Performance Year. Financial performance shall be measured in terms of the Performance Indicator. Such Plan Payout, if any, shall be calculated as determined under Section 4.06. The resulting Plan Payout for each Eligible Employee shall be distributed pursuant to the provisions of
Article 5 below.

4.02     DETERMINATION OF PERFORMANCE INDICATOR

No later than the first day of a Performance Year (or such later date as may be permitted by Code Section 162(m)), the Compensation Committee shall establish in writing for that Performance Year, the Performance Indicator (including the Cost of Capital for the Performance Year), the Payout Basis, the General Payout Table, and the formula or method for calculating the Plan Payout payable to each Eligible Employee if certain levels of the Performance Indicator are attained.

The Performance Indicator for any Performance Year shall be the Return on Capital (as defined in Section 2.27) minus the Cost of Capital (as defined in Section 2.09), expressed as a percentage, which shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%). Except as otherwise provided in the next two sentences, measurement of the Company's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date. With respect to participants other than Covered Employees, in determining whether the performance goals established by the Committee have been met, the Committee may in its discretion adjust the financial results for a Performance Year to exclude the effect of unusual charges or income items or other events (including, without limitation, acquisitions or divestitures), which are distortive of financial results for the Performance Year. The Committee may in its discretion reduce (but not increase) the resulting award to Covered Employees if deemed necessary to exclude the effect of unusual charges or income items or other events (including, without limitation, acquisitions or divestitures), which are distortive of financial results for the Performance Year. No adjustment will be made with respect to a Covered Employee if the Committee determines that such adjustment will cause an award to such Covered Employee to fail to qualify as performance-based compensation under Section 162(m).

4.03     DETERMINATION OF PAYOUT BASIS

The Payout Basis, expressed as a percentage as follows, shall be determined according to the General Payout Table shown in Section 4.04. If the Return on Capital minus Cost of Capital is not an even percentage, then the exact Payout Basis shall be calculated by straight line interpolation, and shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%).



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


4.04     GENERAL PAYOUT TABLE

               RETURN ON CAPITAL
            MINUS COST OF CAPITAL                     PAYOUT BASIS*
                     (PERCENTAGE)         TOTAL %        ESOP %        CASH %
                     ------------         -------        ------        ------
                      10 or More            30              5            25
                          9                 27              5            22
                          8                 24              5            19
                          7                 22              5            17
                          6                 20              5            15
                          5                 18              5            13
                          4                 16              5            11
                          3               14.5              5           9.5
                          2                 13              5             8
                          1               11.5              5           6.5
                          0                 10              5             5
                          -1                 9              5             4
                          -2                 8              5             3
                          -3                 7              5             2
                          -4                 6              5             1
                          -5                 5              5             0
                     Less than -5            0             **             0

                           *Actual Payout percentages may vary based on pay at risk as determined under Section 4.06.
                           **The ESOP Payout Basis will be determined pursuant to Section 4.05 below.

4.05     BOARD ELECTION REGARDING 0% PAYOUT BASIS

Neither the Board nor the Compensation Committee shall have discretion to increase or reduce the Plan Payout payable in cash determined according to this
Article 4.

In the event of a Performance Year in which the total Payout Basis pursuant to the General Payout Table contained in Section 4.04 is to be 0%, the Board of Directors of the Company will determine whether to make any contribution to the ESOP for such Performance Year and if so, how much. Nothing in this Section 4.05 shall be deemed to provide an implied or express promise or commitment to provide an ESOP contribution arising from this Eastman Performance Plan in a Performance Year in which the total Payout Basis under the Payout Table is 0%.

4.06     CALCULATION OF INDIVIDUAL PLAN PAYOUT

Calculations of the individual Plan Payout shall be done on a three part basis as follows:

         (a) The total Plan Payout for each Eligible Employee shall be calculated by multiplying the Participating Earnings of the Eligible Employee for the Performance Year by a fraction, the numerator of which is the Total Payout Basis derived from the General Payout Table contained in Section 4.04 and the denominator of which is One (1) minus that percentage of the Eligible Employee's pay at risk as defined under the regular






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


                  employment practices of the Company. Such fraction shall be calculated to the seventh place after the decimal point (i.e., xx.xxxxxxx%), and then rounded to the sixth place after the decimal point (i.e., xx.xxxxxx%). Thus, the calculation shall be expressed as follows:


                  Plan Payout (Total) = Participating Earnings x Total Payout Basis / 1 - % of Pay at Risk

         (b) That portion of the Plan Payout to be contributed to the ESOP account of Eligible Employees shall be calculated by multiplying the Compensation of the Eligible Employee for the Performance Year by a fraction, the numerator of which is the ESOP Payout Basis derived from the General Payout Table contained in Section 4.04 and the denominator of which is 95%. Such fraction shall be calculated to the seventh place after the decimal point (i.e., xx.xxxxxxx%), and then rounded to the sixth place after the decimal point (i.e., xx.xxxxxx%). Thus, the calculation shall be expressed as follows:

                  Plan Payout (ESOP) = Compensation x (ESOP Payout Basis / 95%)

                  In the event that the Eligible Employee's Compensation as determined under Section 2.11 of the ESOP is less than his Participating Earnings for a given Performance Year, that portion of the Plan Payout that would have been contributed to the ESOP under this subsection (b) for such Employee but for the limitations of Section 401(a)(17) of the Code, shall be credited to the Eastman ESOP Excess Plan in accordance with the provisions thereof.

         (c) That portion of the Plan Payout designated for distribution in cash shall be calculated by subtracting the ESOP portion of the total Plan Payout calculated pursuant to subsection (b) of this Section 4.06 (including that portion to be credited to the Eastman ESOP Excess Plan, if applicable) from the total Plan Payout derived under subsection (a) of this Section 4.06. Thus, the calculation shall be expressed as follows:

                  Plan Payout (Total) - Plan Payout (ESOP) = Plan Payout (Cash)

The maximum annual Plan Payout to any individual is $500,000.

4.07     ESTIMATED PLAN PAYOUT

The Vice President and Chief Financial Officer, or his delegate, shall, on or about the close of each quarter of the Company's fiscal year, estimate the annual Payout Basis for the Plan based upon financial performance for the Performance Year to date. The estimates thus generated shall subsequently be communicated to Eligible Employees in such a manner as determined by the Company.


4.08     FINAL DETERMINATIONS BY BOARD AND BY COMPENSATION COMMITTEE

As soon as practicable following the availability of performance results for the completed Performance Year, the Committee shall determine the Company's performance in relation to the Performance Indicator for that period and certify in writing the Company's performance. Such certification shall include confirmation of the Return on Capital (determined as described in Section 2.27), and final approval and declaration of the Plan Payout to Covered Employees.

Notwithstanding any language contained herein, final approval for any Plan Payout to Eligible Employees other than Covered Employees determined in conjunction with this Article 4 must be given by the Board of Directors of the Company. No declaration of Plan Payout by the Board or the Compensation Committee for any given year shall commit the Board or the Compensation Committee to any given level of Plan Payout in future years.

4.09     SHAREOWNER APPROVAL

No Plan Payout payable in cash shall be paid under the Plan to any Covered Employee for any Performance Year after 1996 unless and until the material terms (within the meaning of Section 162(m) of the Code) of the Plan, including the performance goals on which the Plan Payout would be based, are disclosed to the Company's shareowners and are approved by the shareowners by a majority of the votes cast.


ARTICLE 5.  MECHANISM OF PLAN PAYOUT

5.01     PLAN PAYOUT

Approved Plan Payouts for any Performance Year shall be made in the subsequent Performance Year as follows:

         (a) That portion of the Plan Payout determined pursuant to the provisions of Section 4.06 which is designated for contribution to the ESOP account of the Eligible Employee shall be contributed by the Company to the ESOP account of the Eligible Employee no later than the date of the Company's due date for filing its corporate tax return (with extensions) for such Performance Year.

         (b) That portion of the Plan Payout determined pursuant to the provisions of Section 4.06 which is designated for distribution in cash shall, at the discretion of the Company, be paid out in March of the subsequent Performance Year in cash by check or into an account designated by the Eligible Employee and held with a commercial bank. The portion of the Plan Payout dispersed pursuant to the provisions of this Subsection (b) shall reflect any deductions made by the Company for purposes of Federal or other taxation or pursuant to request for deferral of benefits made by the Eligible Employee under the provisions of Article 5.02.


5.02 EASTMAN INVESTMENT PLAN AND EASTMAN EXECUTIVE DEFERRED COMPENSATION PLAN PARTICIPATION

Eligible Employees who are also eligible to participate in the Eastman Investment Plan may elect to defer the cash portion of the Plan Payout for a given Performance Year into the Eastman Investment Plan, to the extent provided under such Plan. Eligible Employees who are also eligible to participate in the Eastman Executive Deferred Compensation Plan may elect to defer the cash portion of the Plan Payout for a given Performance Year into the Eastman Executive Deferred Compensation Plan, to the extent provided under such Plan. Any funds deferred pursuant to the provisions of this Section 5.02 shall become subject to the rules and regulations of the EIP or the Executive Deferred Compensation Plan, and shall reflect any deductions made for purposes of payment of social security taxes due under the Code.

5.03     EASTMAN STOCK OWNERSHIP PLAN/EASTMAN ESOP EXCESS PLAN

All portions of the Plan Payout which are to be contributed to the ESOP or credited to the Eastman ESOP Excess Plan pursuant to the terms of this Plan shall, after such contribution or crediting of such amounts

(as applicable), be governed in accordance with the provisions of the ESOP or Eastman ESOP Excess Plan (as applicable). The Eastman Performance Plan solely purports to determine the amount of contributions to the ESOP or the level of credits to the Eastman ESOP Excess Plan. All decisions as to eligibility, benefits or any matter other than the level of ESOP contributions or the level of ESOP Excess crediting amounts shall be governed by the ESOP or the Eastman ESOP Excess Plan (as applicable).

5.04     DEFERRAL OF AWARD

Notwithstanding anything in this Article 5 to the contrary, if the Compensation Committee determines that the current payment of any award under this Article 5 could result in the Eligible Employee's receiving compensation in excess of the maximum amount deductible by the Company for Federal income tax purposes, then such Committee in its sole discretion may determine that such award shall not be paid currently, and instead shall be transferred to the Employee's account under the Eastman Executive Deferred Compensation Plan (and thereafter shall be subject to the provisions of the Executive Deferred Compensation Plan).


ARTICLE 6.  CLAIM AGAINST PERFORMANCE PAYMENT

The payment of any Plan Payout which may be subject in whole or in part to execution, lien, assignment, or other claim, notice of which is received by the Company on or before the Plan Payout payment date, may be delayed for an appropriate time in order to facilitate proper handling of the claim and in order to make any necessary adjustments.


ARTICLE 7.  INABILITY TO LOCATE PAYEE

If the Company is unable to make payment hereunder to any Eligible Employee to whom a Plan Payout is due because the Company is unable to ascertain the whereabouts of such Eligible Employee after reasonable efforts have been made, such payment otherwise due shall be forfeited one (1) year after the date the Plan Payout was to be made.


ARTICLE 8.  PLAN DOCUMENT CONTROLS

In the event of a conflict between this Plan document and any other information or enrollment materials provided to the Eligible Employees (whether written or oral), the provisions of this document shall control.


ARTICLE 9.  RIGHT TO AMEND OR TERMINATE

Although the Company intends to continue the Plan indefinitely, the Plan may be terminated, suspended or modified, in whole or in part, at any time for any reason by action of the Compensation Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Article 4, or the maximum annual Plan Payout payable to any individual, without shareowner approval unless shareowner approval is not required in order for Plan Payouts paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.







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


ARTICLE 10.  NO EMPLOYMENT RIGHTS

Nothing contained in this Plan shall give any Eligible Employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss any employee. The adoption and maintenance of this Plan shall not constitute a contract between the Company and the Eligible Employee for consideration for, or inducement or condition of, the employment of the Eligible Employee.


ARTICLE 11.  CONCLUSIVENESS OF RECORDS

The records of the Company with respect to financial data, Participating Earnings, and all other relevant matters shall be conclusive for purposes of the administration of the Plan described in this document.


ARTICLE 12.  ADMINISTRATION; ACTIONS BY THE COMPANY

All members of the Compensation Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan and for conduct of its business as the Committee deems appropriate or advisable. The Committee sets and interprets policy, establishes annual performance goals, evaluates Company performance against the goals, and confirms and certifies the extent to which Company performance goals were satisfied under the Plan.

Except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.


























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



                                   APPENDIX A

                  PARTICIPATING AND NON-PARTICIPATING EARNINGS


PARTICIPATING EARNINGS

Pay for all time worked including:
    Wages and salaries
    Pay for clothes change
    Pay for time spent attending meetings
    Paid lunch periods
    Pay for time in Eastman Medical Department (scheduled hours only)
    Pay for work on community campaigns and special community projects (at company request)
    Pay when serving as pallbearer (at company request)
Overtime pay
Shift premiums
Shift supplements
Compensating time off
Holiday pay, premiums, and allowances (including payment for holiday during a full week of absence)
Vacation pay (including payment in lieu of vacation and excluding purchased vacation cashout)
Pay for travel status
Lack of work allowance
Time spent by Apprentices in supervised tests or labs
Medical pay allowance (as recommended and arranged by the Eastman Medical Department)
Jury duty
Call-in allowance
On-call allowance
Adjustment for amount of time spent on Final Warning1




Note 1: Participating Earnings does not include pay during the period of time while a Employee is on Final Warning Status, as determined under the Company's regular employment practices. This adjustment is made by taking an Employee's Participating Earnings for the Performance Year, and excluding a pro rata portion based on the amount of time that the Employee was on Final Warning Status during such year.
















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


NON-PARTICIPATING EARNINGS

Eastman Performance Plan payouts
Annual Performance Plan payouts
Omnibus Plan awards such as:
     Stock Option grants
     Restricted Stock grants
     Long-Term Performance Award Plan awards
Tuition refunds
Educational support payments
Termination allowance and special separation allowance
Moving expenses and allowances as the result of domestic relocation
Additions to allowances on prizes for tax purposes
Taxable awards and prizes such as:
     25-year service awards
     40-year service awards
     Safety awards
     Attendance awards
Allowances for excused absences due to:
     accident at work
     death of a relative
     emergency blood donation
     emergency relief activities
     organized color guard
     employee medical or dental appointment
     serving in public office
     personal absences
     temporary military duty
     time spent voting
     voluntary community services
     other allowances not specifically identified under Participating Earnings Allowances for expatriates:
     cost-of-living allowance
     housing allowance
     tax makeup allowance
     travel allowance
     education allowance
Foreign service premium payments
Payment in lieu of notice of termination
Short-Term Disability benefits
Taxable portion of insurance premium paid by Company
Workers' Compensation payments and allowances:
     makeup payments
     statutory payments
     supplements
All other payments or allowances not specifically identified as Participating Earnings









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